Exhibit 99.1

Tower Group, Inc. Reports First Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--May 7, 2012--Tower Group, Inc. (NASDAQ: TWGP) today reported net income available to common shareholders of $20.6 million and diluted earnings per share of $0.52 for the first quarter 2012, compared to $25.7 million, or $0.61 per share, in the first quarter of 2011.

Operating income(1) increased 7.8% to $21.9 million in the first quarter compared to $20.3 million in the first quarter of 2011. Operating earnings per share(1) increased by 14.3% to $0.56 in the first quarter from $0.49 per share in the first quarter of 2011. The 2012 results include an after-tax charge of $8.4 million associated with prior year reserve strengthening and also reflect lower than expected property losses, as unseasonably warm weather on the East Coast of the United States resulted in lower property claims. Operating income in the first quarter of 2011 was impacted by unusually severe weather-related claims. After-tax losses from these events amounted to $9.8 million or $0.23 per share.

The effective tax rate, excluding the reciprocal exchanges, was 20.9%, a decrease of 11.5 points compared to 2011. The reduced tax rate is primarily due to a revaluation of certain tax liabilities which reduced the tax rate by 10 points and resulted in a $2.6 million benefit which is not expected to be recurring.

Highlights (all percentage increases compare first quarter 2012 results for Tower Group, Inc., excluding the reciprocal exchanges, to the results for the same period in 2011 except as noted otherwise):

  Gross premiums written and managed increased by 20.0% to $467.4 million.
  For the combined insurance segments, the net combined ratio was 99.2% compared to 97.6%.
    The net loss ratio was 64.2% compared to 64.7%.
    The net expense ratio was 35.0% compared to 32.9%.
  Net investment income increased by 5.1% to $32.3 million.
  Consolidated cash flows from operating activities increased by 193.7% to $30.9 million.
  Book value per share was $26.83, an increase of 1.7% from December 31, 2011 and an increase of 6.3% from March 31, 2011. Tower Group, Inc. stockholders’ equity was $1.1 billion as of March 31, 2012.
  Tower paid 18.75 cents per share in dividends in the first quarter 2012, compared to 12.5 cents per share in the first quarter 2011.

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc., said, “During the first quarter, we were able to achieve strong top line growth and meaningful rate increases due to improved market conditions across several areas of our business. We also continued to execute our organic growth strategy by enhancing our product offerings to drive our strong top line growth. In addition, we successfully initiated implementation of our personal lines technology platform and expect all new personal lines business to be written through this new system by the middle of this year. We expect to retire the existing system by next year. Finally, we are very pleased with our recently announced commitment to invest in Canopius Group Ltd. as well the options we will receive with this investment to access, subject to the approval of Lloyd’s and the FSA, the Lloyd's market to underwrite profitable specialty and international business and to combine Tower with a Bermuda reinsurance business currently operated by Canopius. With the improvement in our core business in the United States and the opportunities from our transaction with Canopius, we expect our operating results and return on equity to continue to improve throughout the remainder of 2012 and beyond.”

Financial Summary ($ in thousands, except per share data):

	Three Months Ended March 31,
	2012				2011
		Reciprocal	Elimina-			Reciprocal	Elimina-
	Tower	Exchanges	tions	Total	Tower	Exchanges	tions	Total
Net premiums written	$387,591	$38,093	$-	$425,684	$319,390	$40,628	$-	$360,018
Revenues
Net premiums earned	$378,669	$41,489	$-	$420,158	$334,537	$45,258	$-	$379,795
Ceding commission revenue	2,078	3,085	-	5,163	6,817	1,364	-	8,181
Insurance services revenue	7,359	-	(6,862)	497	7,297	-	(6,695)	602
Policy billing fees	3,002	132	-	3,134	2,034	144	-	2,178
Net investment income	32,257	3,349	(1,663)	33,943	30,688	3,344	(1,654)	32,378
Total net realized investment gains	(393)	3,976	-	3,583	8,237	(877)	-	7,360
Total revenues	422,972	52,031	(8,525)	466,478	389,610	49,233	(8,349)	430,494
Expenses
Loss and loss adjustment expenses	243,249	24,244	-	267,493	216,448	23,728	-	240,176
Direct and ceding commission expense	71,912	7,773	-	79,685	66,029	10,574	-	76,603
Other operating expenses	72,896	12,937	(6,862)	78,971	61,002	12,032	(6,695)	66,339
Acquisition-related transaction costs	1,262	-	-	1,262	12	-	-	12
Interest expense	7,576	1,663	(1,663)	7,576	8,100	1,654	(1,654)	8,100
Total expenses	396,895	46,617	(8,525)	434,987	351,591	47,988	(8,349)	391,230
Income before income taxes	26,077	5,414	-	31,491	38,019	1,245	-	39,264
Income tax expense	5,443	(3,593)	-	1,850	12,334	424	-	12,758
Net income	$20,634	$9,007	$-	$29,641	$25,685	$821	$-	$26,506

Ratios
Net calendar year loss and LAE	64.2%	58.4%		63.7%	64.7%	52.4%		63.2%
Net underwriting expenses	35.0%	42.2%		35.7%	32.9%	46.6%		34.5%
Net Combined	99.2%	100.6%		99.4%	97.6%	99.0%		97.7%

Return on Average Equity	7.9%				9.9%

Reconciliation of non-GAAP financial measures:
Net income attributable to Tower Group, Inc.				$20,634				$25,685
Net realized (gains) losses on investments				393				(8,237)
Acquisition-related transaction costs				1,262				12
Income tax (expense) benefit				(368)				2,882
Operating income attributable to Tower Group, Inc.				$21,921				$20,342

Operating earnings per share - Basic				$0.56				$0.49
Operating earnings per share - Diluted				$0.56				$0.49
Operating return on average equity				8.4%				7.8%

First Quarter 2012 Highlights (unless otherwise noted, amounts exclude reciprocals)

Gross premiums written and managed increased to $467.4 million in the first quarter, 20.0% higher than in the first quarter of 2011. The increase is primarily attributable to growth in our programs and assumed reinsurance. Excluding programs, policies in-force decreased by 3.9% as of March 31, 2012, compared to March 31, 2011. For the three months ended March 31, 2012, premium rates on renewed Commercial Insurance business excluding programs increased 2.7% and premium rates increased 3.0% on renewed Personal Insurance business compared to the same period in 2011, resulting in an overall premium rate increase on renewal business of 2.8%. During the same period, our Commercial Insurance business renewal retention rate excluding programs was 77.3% compared to our Personal Insurance business renewal retention rate of 91.3%, resulting in an overall retention rate of 88.4%.

Total revenues increased 8.6% to $423.0 million from $389.6 million in the prior year's first quarter. This increase is attributed to an increase in earned premiums and net investment income partly offset by declines in ceding commission revenues and net realized investment gains. Net premiums earned represented 89.5% and 85.9% of total revenues for the three months ended March 31, 2012 and 2011, respectively.

Net investment income increased 5.1% to $32.3 million for the three months ended March 31, 2012, up from $30.7 million for the same period in 2011. The tax equivalent investment yield at amortized cost was 4.7% at March 31, 2012, compared to 4.8% at March 31, 2011. The net realized investment loss was $0.4 million for the three months ended March 31, 2012, compared to a gain of $8.2 million in the same period last year. The first quarter gains include other-than-temporarily impaired credit losses of $2.7 million, compared to $0.1 million of such losses in the first quarter of 2011.

Total commission and fee income decreased 23.0% to $12.4 million in the first quarter of 2012 compared to $16.1 million in the first quarter of 2011. This decrease is mainly due to a reduction in ceding commission revenues. We recognized a change in loss ratio on a prior year’s quota share treaty which had an unfavorable impact on our ceding commission revenue of $3.0 million during the first quarter.

The net loss ratio was 64.2% the three months ended March 31, 2012 compared to 64.7% for the same time period last year. During the quarter the Company’s actuaries completed their annual review of loss development factors to reflect loss data observed through December 31, 2011. The prior year reserve strengthening in Commercial Insurance arises from changes in estimated ultimate losses for accident years 2010 and prior based on reserve studies completed during the quarter. The majority of these changes arise from the updated loss development factors. The unfavorable development in Personal Insurance was mostly from Automobile Physical Damage and attributable to accident year 2011.

Our net expense ratio was 35.0% for the three months ended March 31, 2012 compared to the 32.9% we recorded during the same period in 2011.

The effective tax rate was 20.9% in the first quarter , a decrease of 11.5 points compared to 2011. The reduced tax rate excluding the reciprocal exchanges is primarily due to a revaluation of certain tax liabilities which reduced the tax rate by 10 points and resulted in a $2.6 million benefit that is not expected to be recurring.

Interest expense decreased by $0.5 million for the three months ended March 31, 2012, compared to the same period in 2011.

Additional Highlights and Disclosures:

Dividend Declaration

Tower’s Board of Directors approved a quarterly dividend on May 3, 2012 of $0.1875 per share payable on June 22, 2012 to stockholders of record as of June 11, 2012.

2012 Guidance

Tower expects full year 2012 operating earnings per share to be in a range of $2.60 to $2.70

Notes on Non-GAAP Financial Measures

(1) Operating income (loss) excludes realized gains and losses, acquisition-related transaction costs and the results of the reciprocal business, net of tax. Operating income is a common measurement for property and casualty insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. Additionally, these measures are a key internal management performance standard. Operating earnings (loss) per share is operating income (loss) divided by diluted weighted average shares outstanding. Operating return on equity is annualized operating income (loss) divided by average common stockholders' equity.

Conference Call

Tower will host a conference call and webcast to discuss these results on May 8, 2012 at 9:00 a.m. ET. This conference call will be broadcast live over the Internet. To access a listen-only webcast over the Internet, please visit the Investor Information section of Tower Group, Inc.’s website, www.twrgrp.com, or use this link: http://investor.twrgrp.com/events.cfm

Please access the website at least 15 minutes prior to the call to register and to download any necessary audio software. If you are unable to participate during the live conference call, a webcast will be archived in the Investor Information section of Tower Group, Inc.'s website at www.twrgrp.com.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, visit Tower's website at http://www.twrgrp.com/.

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail and wholesale agents on both an admitted and non-admitted basis. This segment also includes reinsurance solutions provided primarily to small insurance companies;

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents; and

Our Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

Commercial Insurance & Personal Insurance Combined
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011	Change(%)
Net premiums written	$425,684	$360,018	18.2%

Revenues
Net premiums earned	$420,158	$379,795	10.6%
Ceding commission revenue	5,163	8,181	-36.9%
Policy billing fees	3,134	2,178	43.9%
Total revenues	428,455	390,154	9.8%
Expenses
Net loss and loss adjustment expenses	267,493	240,176	11.4%
Underwriting expenses
Direct commission expense	79,684	76,348	4.4%
Other underwriting expenses	78,510	65,153	20.5%
Total underwriting expenses	158,194	141,501	11.8%
Underwriting profit	$2,768	$8,477	-67.3%

Underwriting Ratios
Net loss ratio	63.7%	63.2%
Net expense ratio	35.7%	34.5%
Net combined ratio	99.4%	97.7%

Commercial Insurance Segment Information
($ in thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Net premiums written	$320,205	$251,121

Revenues
Net premiums earned	$297,835	$251,768
Ceding commission revenue	10	4,018
Policy billing fees	1,513	764
Total revenues	299,358	256,550
Expenses
Net loss and loss adjustment expenses	201,438	164,490
Underwriting expenses
Direct commission expenses	55,549	50,478
Other underwriting expenses	48,247	36,750
Total underwriting expenses	103,796	87,228
Underwriting profit	$(5,876)	$4,832

Underwriting Ratios
Net loss ratio	67.6%	65.3%
Net expense ratio	34.3%	32.7%
Net combined ratio	101.9%	98.0%

Personal Insurance Segment Information
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2012			2011
		Reciprocal			Reciprocal
	Tower	Exchanges	Total	Tower	Exchanges	Total
Net premiums written	$67,386	$38,093	$105,479	$68,269	40,628	108,897

Revenues
Net premiums earned	$80,834	$41,489	$122,323	$82,769	$45,258	$128,027
Ceding commission revenue	2,068	3,085	5,153	2,800	1,363	4,163
Policy billing fees	1,489	132	1,621	1,270	144	1,414
Total revenues	84,391	44,706	129,097	86,839	46,765	133,604
Expenses
Net loss and loss adjustment expenses	41,811	24,244	66,055	51,958	23,728	75,686
Underwriting expenses
Direct commission expense	16,362	7,773	24,135	15,296	10,574	25,870
Other underwriting expenses	17,326	12,937	30,263	16,371	12,032	28,403
Total underwriting expenses	33,688	20,710	54,398	31,667	22,606	54,273
Underwriting profit	$8,892	$(248)	$8,644	$3,214	431	3,645

Underwriting Ratios
Net loss ratio	51.7%	58.4%	54.0%	62.8%	52.4%	59.1%
Net expense ratio	37.3%	42.2%	38.9%	33.3%	46.6%	38.0%
Net combined ratio	89.0%	100.6%	92.9%	96.1%	99.0%	97.1%

Insurance Services Segment Results of Operations
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenue
Management fee income	$6,862	$6,695
Other revenue	497	602
Total revenue	7,359	7,297
Expenses
Other expenses	4,463	5,041
Total expenses	4,463	5,041
Insurance services pre-tax income	$2,896	$2,256

Tower Group, Inc.
Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
($ in thousands, except par value and share amounts)	2012	2011
Assets
Investments - Tower
Available-for-sale investments, at fair value:
Fixed-maturity securities (amortized cost of $2,035,235 and $2,046,932)	$2,154,771	$2,153,620
Equity securities (cost of $111,100 and $91,069)	111,840	87,479
Other invested assets	47,839	44,347
Investments - Reciprocal Exchanges
Available-for-sale investments, at fair value:
Fixed-maturity securities (amortized cost of $277,406 and $288,180)	292,793	300,054
Equity securities (cost of $6,092 and $1,965)	6,781	1,866
Total investments	2,614,024	2,587,366
Cash and cash equivalents (includes $19,899 and $666 relating to Reciprocal Exchanges)	143,081	114,098
Investment income receivable (includes $3,042 and $2,978 relating to Reciprocal Exchanges)	29,605	26,782
Premiums receivable (includes $38,954 and $41,290 relating to Reciprocal Exchanges)	415,933	408,626
Reinsurance recoverable on paid losses (includes $3,366 and $5,670 relating to Reciprocal Exchanges)	24,859	23,903
Reinsurance recoverable on unpaid losses (includes $22,905 and $11,253 relating to Reciprocal Exchanges)	285,381	319,664
Prepaid reinsurance premiums (includes $14,997 and $14,685 relating to Reciprocal Exchanges)	52,739	54,037
Deferred acquisition costs, net (includes $11,672 and $11,866 relating to Reciprocal Exchanges)	171,651	168,858
Intangible assets (includes $7,293 and $4,839 relating to Reciprocal Exchanges)	111,038	114,920
Goodwill	250,103	250,103
Other assets (includes $4,342 and $2,685 relating to Reciprocal Exchanges)	357,136	373,838
Total assets	$4,455,550	$4,442,195
Liabilities
Loss and loss adjustment expenses (includes $142,618 and $136,274 relating to Reciprocal Exchanges)	$1,597,439	$1,632,113
Unearned premium (includes $99,907 and $102,991 relating to Reciprocal Exchanges)	897,402	893,176
Reinsurance balances payable (includes $5,479 and $3,466 relating to Reciprocal Exchanges)	19,354	20,794
Funds held under reinsurance agreements	95,731	96,726
Other liabilities (includes $25,252 and $7,154 relating to Reciprocal Exchanges)	272,799	266,155
Deferred income taxes (includes $(1,635) and $4,511 relating to Reciprocal Exchanges)	32,148	29,337
Debt	427,590	426,901
Total liabilities	3,342,463	3,365,202
Stockholders' equity
Common stock ($0.01 par value; 100,000,000 shares authorized, 46,769,519 and 46,448,341 shares issued, and 39,441,136 and 39,221,102 shares outstanding)	468	465
Treasury stock (7,328,383 and 7,227,239 shares)	(160,327)	(158,185)
Paid-in-capital	774,963	772,938
Accumulated other comprehensive income	73,369	62,244
Retained earnings	369,916	356,680
Tower Group, Inc. stockholders' equity	1,058,389	1,034,142
Noncontrolling interests	54,698	42,851
Total stockholders' equity	1,113,087	1,076,993
Total liabilities and stockholders' equity	$4,455,550	$4,442,195

Tower Group, Inc.
Consolidated Statements of Income
(Unaudited)	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2012	2011
Revenues
Net premiums earned	$420,158	$379,795
Ceding commission revenue	5,163	8,181
Insurance services revenue	497	602
Policy billing fees	3,134	2,178
Net investment income	33,943	32,378
Net realized investment gains (losses):
Other-than-temporary impairments	(2,721)	(168)
Portion of loss recognized in other comprehensive income	-	24
Other net realized investment gains	6,304	7,504
Total net realized investment gains (losses)	3,583	7,360
Total revenues	466,478	430,494
Expenses
Loss and loss adjustment expenses	267,493	240,176
Direct and ceding commission expense	79,685	76,603
Other operating expenses	78,971	66,339
Acquisition-related transaction costs	1,262	12
Interest expense	7,576	8,100
Total expenses	434,987	391,230
Income before income taxes	31,491	39,264
Income tax expense	1,850	12,758
Net income	$29,641	$26,506
Less: Net income attributable to Noncontrolling interests	9,007	821
Net income attributable to Tower Group, Inc.	$20,634	$25,685
Earnings per share attributable to Tower Group, Inc. stockholders:
Basic	$0.53	$0.61
Diluted	$0.52	$0.61
Weighted average common shares outstanding:
Basic	39,233	41,794
Diluted	39,307	41,930
Dividends declared and paid per common share	$0.19	$0.13

CONTACT:
Tower Group, Inc.
Bill Hitselberger, 212-655-2110
Executive Vice President and Chief Financial Officer
bhitselberger@twrgrp.com